Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and entered into as of November 13, 2023 (the “Amendment Effective Date”) by and between WORKHORSE GROUP INC., a Nevada corporation (the “Company”), and Richard Dauch (the “Executive”).

RECITALS:

WHEREAS, the Company and the Executive entered into that certain Employment Agreement made and entered into as of July 25, 2021 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement in accordance with Section 14.2 of the Employment Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree that the Employment Agreement is amended in the following particulars, all effective as of Amendment Effective Date:

1. Sections 3.1, 3.2 and 3.3, respectively, of the Employment Agreement are amended to read as follows:

“3.1 Base Salary. For periods on and after November 13, 2023 (the ‘Amendment Date’), the Executive’s annual base salary will be $780,000 (the ‘Base Salary’). Unless otherwise agreed by the Executive, the Base Salary shall not be reduced after the Amendment Date and prior to August 2, 2024; provided, however, that the Base Salary may be reduced without the Executive’s consent by the Board or as may be delegated to the Compensation Committee of the Board (references herein to the Compensation Committee shall include reference to the Board if no such Committee exists at any time) if necessary in connection with a one-time reduction as part of a Company-wide or executive team-wide cost-cutting measure or Company-wide or executive team-wide cutback as a result of overall Company performance, in which case the Base Salary shall not be reduced by more than 10% without the Executive’s prior consent (not to be unreasonably withheld). The Base Salary shall be paid in accordance with the Company’s customary payroll practices and applicable wage payment laws.

3.2 Bonuses. For each calendar year ending within the Employment Term, Executive will be eligible to receive a cash bonus (‘Cash Bonus’) as determined by the Compensation Committee based upon the level of achievement of performance goals established by the Compensation Committee and provided to the Executive in writing within ninety (90) days after the beginning of the calendar year. For any calendar year, the Executive’s target Cash Bonus will be 100% of the then current Base Salary with the potential to receive up to 200% of the then current Base Salary if the maximum level of the performance goals is achieved; provided, however, that the Executive’s target Cash Bonus for the 2023 calendar year shall be equal to 100% of the Base Salary determined as of the Amendment Date. With respect to each calendar year ending within the Employment Term, the Compensation Committee will determine the amount of the Cash Bonus to be awarded within ninety (90) days after the end of the calendar year to which the Cash Bonus relates. The Compensation Committee has the sole and absolute discretion whether to award a Cash Bonus each calendar year. If the Compensation Committee awards a Cash Bonus, it will direct the Company to pay the awarded Cash Bonus at the next payroll to occur following such determination. To be eligible to receive a Cash Bonus for a particular calendar year, the Executive must be employed by the Company on the payroll date that the Cash Bonus is paid, except that in the case of the Executive’s death or Permanent Disability prior to such payroll date, the Executive only must be employed by the Company as of the last day of the particular calendar year.

3.3 Equity Awards.

(a) Long Term Incentive Plan. With respect to each calendar year ending during the Employment Term beginning with calendar year 2024, the Executive will be eligible to receive equity incentive grants, subject to the Executive’s continued employment and satisfactory job performance, under any long-term incentive plan approved by the Board, with a target value of $3,630,000 (based on the grant date value of any such award). Each such annual award, if any, will be made within 6 months following the end of the calendar year and shall be subject to vesting and other terms and conditions as determined by the Compensation Committee. Neither the Board nor the Compensation Committee is under any obligation to grant any equity incentive awards to any person.”

(b) Equity Plan Terms. Terms and conditions of all equity incentive grants, including those describe above, will be in accordance with the terms of the Company’s equity-based incentive plan in effect at the time of each such grant.”

2. Section 5.1 of the Employment Agreement is hereby amended to read as follows:

“Severance Payment. In the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive an amount equal to three (3) times the greater of (a) the sum of (i) the Executive’s Base Salary as then in effect and (ii) the target Cash Bonus in effect for the Executive for the calendar year in which such termination occurs, or (b) the sum of (i) the Executive’s Base Salary as in effect immediately prior to the Amendment Date and (ii) the target Cash Bonus in effect for the Executive for calendar year 2023 as determined immediately prior to the Amendment Date, which amount shall be paid in a lump sum within thirty (30) days following the Termination Date. In addition to the foregoing severance payment, in the event of the Executive’s Termination Upon Change of Control, the Executive shall be entitled to receive, within thirty (30) days following the Termination Date, a lump sum payment equal to the aggregate of the following: (x) if the Executive’s Termination Upon Change of Control occurs before March 15, an amount equal to the Cash Bonus earned, but unpaid, with respect to the previous calendar year based on the Board’s good faith determination of the level of attainment of the performance metrics for such previous calendar year; and (y) if the Executive’s Termination Upon Change of Control occurs after June 30, an amount equal to the target Cash Bonus then in effect for the Executive for the calendar year in which such termination occurs prorated to reflect the number of days the Executive was employed with the Company during such calendar year.”

3. By adding the following sentence as the last sentence of Section 8.7 of the Plan:

“Notwithstanding the foregoing, in no event shall any reduction in the Executive’s Base Salary or target Cash Bonus made on the Amendment Date be considered a basis for Good Reason.”

4. Except as provided herein, all other terms of the Employment Agreement shall remain in force and effect in accordance with its terms.

5. For the avoidance of doubt, the Executive hereby expressly consents to the reduction in the Executive’s Base Salary and target Cash Bonus as a percentage of the Executive’s Base Salary made as part of this Amendment and in no event shall such reductions be a basis for Good Reason under the Employment Agreement.

IN WITNESS WHEREOF, each of the parties has executed this Amendment, in the case of the Company, by its duly authorized officer, as of the date first above written.

EXECUTIVE

/s/ Richard Dauch
RICHARD DAUCH

WORKHORSE GROUP INC.

By:	/s/ Kerry Roraff
Its:	Chief Human Resources Officer

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